Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter 2020 Financial Results

– Q4 2020 Total Revenue of $74.0 million –

– Q4 2020 Rental Revenue of $9.4 million, up 71.7% from the same period in 2019 –

Goleta, California, February 24, 2021 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three and twelve-month periods ended December 31, 2020.

Fourth Quarter 2020 Highlights

•	Total revenue of $74.0 million, down 6.3% from the same period in 2019, primarily due to the impacts of the COVID-19 pandemic
•	Domestic business-to-business sales of $24.2 million, up 17.9% from the same period 2019
•	Rental revenue of $9.4 million, up 71.7% from the same period in 2019
•	Net loss of $5.1 million and Adjusted EBITDA of $3.0 million (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Cash, cash equivalents, and marketable securities were $231.2 million with no debt outstanding as of December 31, 2020

Full Year 2020 Highlights

•	Total revenue of $308.5 million, down 14.8% versus 2019, primarily due to the impacts of the COVID-19 pandemic
•

Increased focus on rentals leading to a 32.3% increase in rental revenue, primarily due to a 27.3% increase in patients on service and an improved rental gross margin of 52.1% in 2020 compared to 34.1% in 2019

•	$22.1 million increase in cash, cash equivalents, and marketable securities as of December 31, 2020 compared to December 31, 2019

“While the COVID-19 pandemic continued to have a significant effect on our business in the fourth quarter of 2020, primarily in the direct-to-consumer and international business-to-business sales channels, we are pleased with the rebound in performance that we saw in our domestic business-to-business channel which exhibited double-digit growth in the fourth quarter of 2020 over the comparable period of the prior year,” said Inogen’s newly appointed President and Chief Executive Officer, Nabil Shabshab. “Additionally, our recent focus on the rental channel produced strong operating performance with rental revenue growing significantly in the fourth quarter of 2020 versus the comparable period in the prior year.”

Fourth Quarter 2020 Financial Results

Total revenue for the three months ended December 31, 2020 declined 6.3% to $74.0 million from $78.9 million in the same period in 2019.

Domestic business-to-business sales in the fourth quarter of 2020 increased 17.9% to $24.2 million compared to $20.6 million in the fourth quarter of 2019. The Company believes this increase was primarily a result of the unfulfilled orders in the fourth quarter of 2019, which led to an easier comparable period in the fourth quarter of 2020, and increased demand for portable oxygen concentrators (“POCs”) as hospital systems and stationary oxygen concentrator supply were strained to keep up with the rapid increase in COVID-19 cases.  In addition, the Company believes the resolution of the competitive bidding uncertainty in October 2020 also contributed to increased demand in the quarter, which was partially offset by lower reseller customer demand in the comparative period.

International business-to-business sales in the fourth quarter of 2020 decreased by 20.4% (23.8% decrease on a constant currency basis) to $13.6 million compared to $17.1 million in the fourth quarter of 2019. The Company believes the decrease was primarily driven by the resurgence of the COVID-19 pandemic in the quarter causing additional lockdowns in many European countries along with reduced operational capacity of certain European respiratory assessment centers.

Direct-to-consumer sales decreased 25.2% to $26.8 million in the fourth quarter of 2020 from $35.8 million in the fourth quarter of 2019. The Company believes the decrease was primarily driven by the impact of the COVID-19 public health emergency (“PHE”) on consumer travel, mobility, and consumer confidence, as well as an approximately 6% reduction in average inside sales representative headcount. As of December 31, 2020, the Company had a total of 300 inside sales representatives, down from 329 as of December 31, 2019.

Rental revenue in the fourth quarter of 2020 increased to $9.4 million from $5.4 million in the same period in 2019, an increase of 71.7%, primarily due to increased patients on service, higher billable patients as a percent of total patients on service, higher Medicare reimbursement rates, and lower rental revenue adjustments. As of December 31, 2020, the Company had approximately 32,200 patients on service, which was up 9.2% sequentially compared to September 30, 2020, and up 27.3% compared to December 31, 2019. The increase in patients on service was primarily driven by greater utilization of leads for rental opportunities and initiatives to increase physician awareness by the Company’s sales force. As of December 31, 2020, the Company had a total of 24 physician sales representatives, up from 17 as of December 31, 2019.

Total gross margin was 46.0% in the fourth quarter of 2020 versus 43.0% in the comparative period in 2019. Sales revenue gross margin increased to 44.5% in the fourth quarter of 2020 versus 43.0% in the fourth quarter of 2019. This increase was primarily due to lower manufacturing cost per unit in the quarter due to certain manufacturing inefficiencies experienced in the comparable period of 2019 and lower warranty cost per unit. These increases were partially offset by higher labor and overhead cost per unit and lower average selling prices due to an increased mix of domestic business-to-business sales, which have a lower gross margin than direct-to-consumer sales. Rental revenue gross margin increased to 56.5% in the fourth quarter of 2020 versus 43.3% in the fourth quarter of 2019, primarily due to higher billable patients as a percent of total patients on service, higher Medicare reimbursement rates, lower rental revenue adjustments, and lower depreciation expense per patient on service.

Total operating expense increased to $39.6 million in the fourth quarter of 2020 versus $39.2 million in the fourth quarter of 2019, primarily due to an increase in the fair value of the New Aera earnout liability and higher personnel-related expenses, partially offset by lower legal and consulting expenses and a reduction in product incentives and advertising. Research and development expense increased to $3.7 million in the fourth quarter of 2020 versus $3.6 million in the comparative period in 2019, primarily associated with increased product development costs. Sales and marketing expense decreased to $25.4 million in the fourth quarter of 2020 versus $25.5 million in the comparative period in 2019, primarily due to decreased product incentives and advertising expenditures, partially offset by increased personnel-related expenses. Advertising expenditures were $9.3 million in the fourth quarter of 2020 compared to $9.5 million in the fourth quarter of 2019. General and administrative expense increased to $10.5 million in the fourth quarter of 2020 versus $10.1 million in the comparative period in 2019, primarily due to a $0.4 million increase in the fair value of the New Aera earnout liability and increased recruiting costs, partially offset by lower legal and consulting expenses.

The Company reported an operating loss for the three months ended December 31, 2020 of    $5.5 million and Adjusted EBITDA of $3.0 million.

In the fourth quarter of 2020, the Company reported a net loss of $5.1 million with loss per diluted common share of $0.23.

As of December 31, 2020, the Company had cash, cash equivalents, and marketable securities were $231.2 million with no debt outstanding.

Financial Outlook for 2021

Because of the unprecedented market uncertainties, the Company is unable to provide guidance for the full year 2021. Given the uncertain scope and duration of the COVID-19 pandemic, the Company is unable to estimate the impact on its financial results, including revenue, net income or loss, and Adjusted EBITDA estimates for such period.

As the Company saw in the fourth quarter of 2020, demand has increased so far in the first quarter of 2021 from the Company’s domestic HME partners in part, due to increased demand for POCs as hospital systems and stationary oxygen concentrator supply have been strained to keep up with the rapid increase in COVID-19 cases. While the Company does not know how long this increased need for POCs will continue, the Company expects its domestic business-to-business sales to increase in the first quarter of 2021 versus the comparative period in the prior year. In addition, the Company expects its rental revenue to grow in the first quarter of 2021 compared to the same period in the prior year due to increased patients on service, higher billable patients as a percent of total patients on service, and higher average reimbursement rates. However, the Company also expects its international business-to-business and direct-to-consumer sales channels in the first quarter of 2021 to decrease compared to the same period in the prior year as a result of the continued COVID-19 impact on these channels.

While the Company expects the COVID-19 pandemic and any potential for further, prolonged lockdowns would have a negative impact on its sales revenue, the Company believes it is prudent to make investments to support its strategy to focus on rentals at the onset-of-care.  As part of this strategic initiative, the Company plans to invest to expand its physician sales force and to build the infrastructure to enable it to offer physicians the necessary solutions to better serve their patients’ needs.  Furthermore, the Company plans to continue to make investments to broaden its portfolio with innovative products and to support its products with expanded clinical evidence. Given such investment initiatives, the Company expects increased operating expense for the year in 2021.  In addition, the Company incurred minimal expenses related to bonus and performance-based stock compensation in 2020, and it expects such costs to increase in 2021 along with certain expenses related to the recent CEO transition.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (877) 841-3961 for domestic callers or (201) 689-8589 for international callers. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning February 24, 2021 at 3:30pm PT/6:30pm ET through March 10, 2021. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Access Code: 13714750. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

We are a medical technology company offering innovative respiratory products for use in the homecare setting.  We primarily develop, manufacture and market innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the Company’s expectations related to revenue and operating expenses in 2021, the anticipated impact of the COVID-19 pandemic on the Company’s business, including the impact on supply and demand for the Company’s products in its various business channels, the Company’s operating and sales strategy in respect to the COVID-19 pandemic, expectations regarding international sales and tender activity, expectations regarding changes to reimbursement rates, expectations related to the Company’s physician sales force, expectations for the first quarter of 2021 in the Company’s revenue channels, expectations regarding the Company’s stock-based compensation expenses and other compensation expenses, and expectations related to the Company’s rental strategy and growth prospects. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the risks related to the COVID-19 pandemic; the impact of changes in reimbursement rates and reimbursement and regulatory policies; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s acquisition of New Aera, Inc. and the integration of New

Aera’s business and operations within those of Inogen; risks relating to reimbursement coding of the Tidal Assist© Ventilator (TAV); the possibility that Inogen will not realize anticipated revenue from the technology acquired from New Aera or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and intellectual property risks relating to the acquisition of New Aera, including the risk of intellectual property litigation. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2020, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2020 and 2019. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Investor Relations Contact:

Matthew Pigeon

mpigeon@inogen.net

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	December 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$211,962	$198,037
Marketable securities	19,257	11,057
Accounts receivable, net	29,717	34,325
Inventories, net	24,815	35,664
Income tax receivable	2,048	2,976
Prepaid expenses and other current assets	17,898	10,160
Total current assets	305,697	292,219
Property and equipment, net	28,230	19,438
Goodwill	33,165	32,954
Intangible assets, net	68,797	77,533
Operating lease right-of-use asset	8,827	5,855
Deferred tax asset - noncurrent	14,467	14,452
Other assets	2,669	4,888
Total assets	$461,852	$447,339
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$33,712	$30,730
Accrued payroll	7,091	6,215
Warranty reserve - current	5,740	4,923
Operating lease liability - current	1,931	2,014
Deferred revenue - current	6,994	5,478
Income tax payable	1,242	821
Total current liabilities	56,710	50,181
Warranty reserve - noncurrent	8,654	7,648
Operating lease liability - noncurrent	8,078	4,702
Earnout liability - noncurrent	26,940	26,559
Deferred revenue - noncurrent	11,822	13,541
Deferred tax liability - noncurrent	25	87
Total liabilities	112,229	102,718
Stockholders' equity
Common stock	22	22
Additional paid-in capital	273,521	263,252
Retained earnings	75,605	81,434
Accumulated other comprehensive income (loss)	475	(87)
Total stockholders' equity	349,623	344,621
Total liabilities and stockholders' equity	$461,852	$447,339

Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue
Sales revenue	$64,628	$73,473	$280,189	$340,546
Rental revenue	9,350	5,444	28,298	21,397
Total revenue	73,978	78,917	308,487	361,943
Cost of revenue
Cost of sales revenue	35,850	41,908	156,764	175,974
Cost of rental revenue, including depreciation of $1,700 and $1,472 for the three months ended and $5,695 and $6,253 for the twelve months ended, respectively	4,069	3,087	13,543	14,108
Total cost of revenue	39,919	44,995	170,307	190,082
Gross profit	34,059	33,922	138,180	171,861
Operating expense
Research and development	3,674	3,628	14,080	9,401
Sales and marketing	25,389	25,544	97,520	105,550
General and administrative	10,518	10,071	38,605	37,121
Total operating expense	39,581	39,243	150,205	152,072
Income (loss) from operations	(5,522)	(5,321)	(12,025)	19,789
Other income (expense)
Interest income	67	835	909	4,712
Other income (expense)	250	249	5,836	(229)
Total other income, net	317	1,084	6,745	4,483
Income (loss) before provision (benefit) for income taxes	(5,205)	(4,237)	(5,280)	24,272
Provision (benefit) for income taxes	(84)	(2,862)	549	3,322
Net income (loss)	$(5,121)	$(1,375)	$(5,829)	$20,950
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	452	217	857	(123)
Change in net unrealized gains (losses) on foreign currency hedging	(244)	(612)	(82)	(1,566)
Less: reclassification adjustment for net (gains) losses included in net income	(140)	76	(207)	872
Total net change in unrealized gains (losses) on foreign currency hedging	(384)	(536)	(289)	(694)
Change in net unrealized gains (losses) on marketable securities	—	(12)	(6)	6
Total other comprehensive income (loss), net of tax	68	(331)	562	(811)
Comprehensive income (loss)	$(5,053)	$(1,706)	$(5,267)	$20,139

Basic net income (loss) per share attributable to common stockholders (1)	$(0.23)	$(0.06)	$(0.27)	$0.96
Diluted net income (loss) per share attributable to common stockholders (1)(2)	$(0.23)	$(0.06)	$(0.27)	$0.94
Weighted-average number of shares used in calculating net income (loss) per share attributable to common stockholders:
Basic common shares	22,042,288	21,878,004	21,980,326	21,821,104
Diluted common shares	22,042,288	21,878,004	21,980,326	22,241,064

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.
(2)	Due to a net loss for the three and twelve months ended December 31, 2020, and for the three months ended December 31, 2019, diluted loss per share is the same as basic.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue by region and category
Business-to-business domestic sales	$24,249	$20,571	$96,423	$106,428
Business-to-business international sales	13,609	17,101	62,147	77,960
Direct-to-consumer domestic sales	26,770	35,801	121,619	156,158
Direct-to-consumer domestic rentals	9,350	5,444	28,298	21,397
Total revenue	$73,978	$78,917	$308,487	$361,943
Additional financial measures
Units sold	40,800	42,600	178,900	201,100
Net rental patients as of period-end	32,200	25,300	32,200	25,300

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2020	2019	2020	2019
Net income (loss)	$(5,121)	$(1,375)	$(5,829)	$20,950
Non-GAAP adjustments:
Interest income	(67)	(835)	(909)	(4,712)
Provision (benefit) for income taxes	(84)	(2,862)	549	3,322
Depreciation and amortization	4,927	4,618	18,581	13,834
EBITDA (non-GAAP)	(345)	(454)	12,392	33,394
Stock-based compensation	2,092	2,199	8,203	9,129
Change in fair value of earnout liability	1,219	810	1,053	810
Adjusted EBITDA (non-GAAP)	$2,966	$2,555	$21,648	$43,333

	Three months ended		Twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Non-GAAP international constant currency revenue	(using 2019 FX rates)	(using 2018 FX rates)	(using 2019 FX rates)	(using 2018 FX rates)
International revenues (GAAP)	$13,609	$17,101	$62,147	$77,960
Foreign exchange impact	(586)	475	(228)	3,142
International constant currency revenues (non-GAAP)	$13,023	$17,576	$61,919	$81,102

International revenue growth (GAAP)	-20.4%	-7.7%	-20.3%	0.8%
International constant currency revenue growth (non-GAAP)	-23.8%	-5.1%	-20.6%	4.9%